N-SAR Item 77D-Policies with respect to security investment

At a meeting of the Board members of Technology Growth Portfolio (the "Portfolio"), a series of Dreyfus Investment Portfolios, held on October 18, 2007 the Board approved changes to the Portfolio's investment policies, as more particularly described in a Supplement dated October 22, 2007 to the Portfolio's Prospectus dated May 1, 2007, which Supplement was filed on October 22, 2007 with the Securities and Exchange Commission and is incorporated herein by reference.